Exhibit 8.1

SIGNIFICANT SUBSIDIARIES OF HARMONY GOLD MINING COMPANY LIMITED

NAME OF SUBSIDIARY	PERCENTAGE HELD	COUNTRY OF INCORPORATION

ARMGold/Harmony Freegold Joint Venture Company (Proprietary) Limited	100%	South Africa

Avgold Limited	100%	South Africa

Evander Gold Mines Limited (1)	100%	South Africa

Harmony Gold Australia (Proprietary) Limited	100%	Australia

Kalahari Goldridge Mining Company Limited	100%	South Africa

Randfontein Estates Limited	100%	South Africa

(1)	An agreement in principle to sell Evander Gold Mines Limited was signed on May 30, 2012.